CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

VIVOS INC

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, by and on behalf of Vivos Inc (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND:	The Board of Directors of the Corporation, acting in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware, adopted resolutions setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable, as follows:

RESOLVED:

That Article IV of the Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by deleting the first paragraph thereof in its entirety and replacing it with the following new paragraphs:

1. Authorized Shares. The Corporation is authorized to issue a total of 970,000,000 shares in two classes designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 950,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 20,000,000 shares, $0.001 par value per share.

Upon effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Effective Time”), every eight (8) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, in lieu of any fractional interests in shares of New Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), any fractional share will be rounded down to the nearest whole number and the holder shall be entitled to receive a cash payment in the amount equal to the value of such fractional share. The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split.”

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

THIRD:	The foregoing amendment was approved by holders of a majority of the Corporation’s outstanding voting securities via written consent on March 28, 2019, and was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH:	The foregoing amendment shall be effective as of 11:59 PM Eastern time on June 25, 2019.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 25th day of June, 2019.

VIVOS INC

By:	/s/ Michael Korenko
Name:	Michael Korenko
Title:	Chief Executive Officer